Exhibit 4.1

THIS GLOBAL SECURITY IS HELD BY USB NOMINEES (UK) LIMITED AS NOMINEE OF U.S. BANK EUROPE DAC (THE “COMMON DEPOSITARY”) IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE COMMON DEPOSITARY OR ITS NOMINEE IN CUSTODY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No. 1	€2,250,000,000

CUSIP: 92343V HM9

ISIN No: XS3305144001

Common Code: 330514400

Verizon Communications Inc.

4.2462% Fixed-To-Fixed Reset Rate Junior Subordinated Note Due 2056

Verizon Communications Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), for value received, hereby promises to pay to USB Nominees (UK) Limited, or registered assigns, the principal sum of 2,250,000,000 Euro (€2,250,000,000) on August 15, 2056 and to pay interest on said principal sum from and including the original issuance date of February 23, 2026, or from the most recent interest payment date to which interest has been paid or duly provided for, annually in arrears on August 15 of each year, subject to the Company’s right to defer interest payments described herein, commencing August 15, 2026, at the rate described below until the principal hereof shall have become due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum.

The Company will pay interest on this Debt Security (i) from, and including, the original issuance date to, but excluding, August 15, 2032 (the “First Reset Date”) at a rate equal to 4.2462% per year; (ii) from, and including, the First Reset Date to, but excluding, August 15, 2037 (the “First Step-Up Date”) at a rate per year equal to the Five-Year Swap Rate plus a spread of 1.716% (the “Initial Margin”); (iii) during each Reset Period from, and including, the First Step-Up Date to, but excluding August 15, 2052 (the “Second Step-Up Date”), at a rate per year equal to the applicable Five-Year Swap Rate plus the Initial Margin plus 0.25%; and (iv) during each Reset Period from, and including the Second Step-Up Date to, but excluding, the maturity date, at a rate per year equal to the applicable Five-Year Swap Rate plus the Initial Margin plus 1.00%; provided that, the interest rate during any Reset Period will not reset below zero.

The applicable interest rate for each Reset Period shall be determined by the Calculation Agent (as defined below), as of the applicable Reset Determination Date, in accordance with the following provisions:

“Business Day” means a day other than a Saturday or Sunday (i) that is not a day when commercial banks in the in The City of New York or London are authorized or obligated by law, regulation or executive order to close for business and (ii) on which the T2 payment system or any successor thereto operates.

“Calculation Agent” means, at any time, the entity appointed by the Company and serving as such agent with respect to the Debt Securities at such time. Unless the Company has validly called all of the outstanding Debt Securities for redemption on a redemption date occurring on or prior to the First Reset Date, the Company will appoint a Calculation Agent for the Debt Securities prior to the Reset Determination Date immediately preceding the First Reset Date. If the Company has called all of the outstanding Debt Securities for redemption on a redemption date occurring on or prior to the First Reset Date, but the Company does not redeem all of the outstanding Debt Securities on such redemption date, the Company will appoint a Calculation Agent for the Debt Securities as promptly as practicable after such proposed redemption date. The Company may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time (so long as there will always be a Calculation Agent in respect of the Debt Securities when so required). The Company may appoint itself or any of its affiliates as, and the Company or any of its affiliates may serve as, the Calculation Agent.

“Five-Year Swap Rate” means, in relation to a Reset Date and the related Reset Determination Date, the euro mid-market swap reference rate for a term of five years as displayed on the Reset Screen Page at 11:00 a.m. (Frankfurt time) on the applicable Reset Determination Date. In the event that such rate does not appear on the Reset Screen Page on the relevant Reset Determination Date at approximately that time, the Five-Year Swap Rate will be the Reset Reference Bank Rate. If the Reset Reference Bank Rate is unavailable or the Calculation Agent determines that no Reference Bank is providing offered quotations, the Five-Year Swap Rate will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the Calculation Agent or, in the case of the First Reset Date, the rate of 2.428% per annum.

“Reset Date” means the First Reset Date and August 15 of every fifth year after 2032.

“Reset Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, a Reset Date to, but excluding, the next following Reset Date.

“Reset Reference Bank Rate” means the percentage rate determined on the basis of the euro mid-market swap reference rate for a term of five years provided by at least four leading swap dealers in the interbank market selected by the Calculation Agent in consultation with the Company (“Reference Banks”) to the Calculation Agent at approximately 11:00 a.m. (Frankfurt time) on the Reset Determination Date. If at least three quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If two quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations. If one quotation is provided, the Reset Reference Bank Rate will be such quotation.

“Reset Screen Page” means Reuters screen “ICESWAP2 / EURFIXA” (or such other page as may replace such page on Reuters or such other page as may be determined by the Company in consultation with the Calculation Agent for the purposes of displaying comparable rates).

The interest installment so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture hereinafter referred to, be paid to the person in whose name this Debt Security (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the regular record date for such interest installment, which shall be the Business Day immediately preceding such interest payment date. However, interest that the Company pays on the maturity date shall be payable to the person to whom the principal hereof shall be payable. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the registered holder on such regular record date, and may be paid to the person in whose name this Debt Security (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered holders of this series of Debt Securities as provided in the Indenture, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debt Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

If interest or principal is payable on a day that is not a Business Day, the Company will make the payment on the next Business Day in the applicable locations, and no interest or additional interest will accrue or be payable to holders as a result of the delay in payment. Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid (or from the original issuance date of February 23, 2026, if no interest has been paid on the Debt Securities), to but excluding the next scheduled interest payment date (ACTUAL/ACTUAL (ICMA)). The principal of and the interest on this Debt Security shall be payable in Euro, the legal currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the Treaty establishing the European Community (“Euro”), at the office or agency of the Company maintained for that purpose; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Security Register. This Debt Security shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

So long as no Event of Default with respect to the Debt Securities has occurred and is continuing, at the Company’s option, the Company may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Debt Securities for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the Debt Securities, an “Optional Deferral Period”). A deferral of interest payments may not end on a date other than an interest payment date and may not extend beyond the maturity date or redemption date, if earlier, of the Debt Securities, and the Company may not begin a new Optional Deferral Period, and may not pay current interest on the Debt Securities, until the Company has paid all accrued interest on the Debt Securities from the previous Optional Deferral Period. The Company may elect, at the its option, to extend any Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 10 consecutive years or extend beyond the maturity date or redemption date, if earlier, of the Debt Securities. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period.

Any deferred interest on the Debt Securities will accrue additional interest at a rate equal to the interest rate then applicable to the Debt Securities to the extent permitted by applicable law. Once the Company pays all deferred interest payments on the Debt Securities, including any additional interest accrued on the deferred interest, the Company can again defer interest payments on the Debt Securities as described above, but not beyond the maturity date or redemption date, if earlier, of the Debt Securities.

The Company will give the Trustee written notice of its election to begin, shorten or extend, an Optional Deferral Period at least five Business Days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which the Company is required to give notice to any applicable self-regulatory organization or to holders of the Debt Securities of the next succeeding interest payment date or the record date therefor, respectively, which shall contain an instruction for the Trustee to forward such notice to the holders of the Debt Securities. However, the Company’s failure to pay interest on any interest payment date will itself constitute the commencement of an Optional Deferral Period with respect to the Debt Securities unless the Company pays such interest within five Business Days after the interest payment date, whether or not the Company provides a notice of deferral.

The record date for the payment of deferred interest and, to the extent permitted by applicable law, any additional interest on the deferred interest payable on the interest payment date immediately following the last day of an Optional Deferral Period will be the regular record date with respect to such interest payment date.

During an Optional Deferral Period, subject to the next succeeding sentence, the Company shall not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock; (ii) make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of its debt securities that rank equally with, or junior to, the Debt Securities in right of payment (including debt securities of other series issued under the Indenture); or (iii) make any payments with respect to any guarantee by the Company of any indebtedness if such guarantee ranks equally with or junior to the Debt Securities in right of payment. However, the foregoing sentence shall not prevent the Company from making: (a) purchases, redemptions or other acquisitions of its capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants, agents or independent contractors of the Company or any of its subsidiaries or affiliates; (b) any payment, dividend, distribution, purchase, repurchase, redemption, other acquisition, exchange, conversion or declaration of a dividend or distribution as a result of any reclassification of its capital stock; (c) any exchange, redemption or conversion of any class or series of its capital stock, or the capital stock of one of its subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock; (d) any purchase, redemption or other acquisition of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction; (e) any declaration of a dividend or distribution in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption, exchange or purchase of rights pursuant thereto; or (f) any payment, dividend or distribution made in its capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred.

If Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then-current member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Debt Securities will be made in Dollars until Euro is again available to the Company. The amount payable on any date in Euro will be converted into Dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the latest Dollar/Euro exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in its sole discretion.

Any payment in respect of the Debt Securities so made in Dollars will not constitute an Event of Default under the Debt Securities or the Indenture. Neither the Trustee nor any Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

The Debt Securities are subordinate and rank junior in right of payment to all of Verizon Communications Inc.’s Senior Indebtedness (as defined below) and rank pari passu to any current or future unsecured subordinated indebtedness that the Company may incur from time to time if the terms of such indebtedness provide that it ranks equally with the Debt Securities in right of payment.

The holders of all Senior Indebtedness are first entitled to receive payment of the full amount unpaid on Senior Indebtedness before the holders of the Debt Securities are entitled to receive a payment on account of the principal or interest on the Debt Securities in the following circumstances:

(i)

upon any distribution of Verizon Communications Inc.’s assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings of the Company; or

(ii)

if a default occurs for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any Senior Indebtedness or any other default having occurred concerning any Senior Indebtedness, which permits the holder or holders of any Senior Indebtedness to accelerate the maturity of any Senior Indebtedness with notice or lapse of time, or both. Such a default must have continued beyond the grace period, if any, provided for such default, and such a default shall not have been cured or waived or shall not have ceased to exist.

“Finance Lease Obligations” means with respect to any person any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles (“GAAP”); the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Synthetic Lease Obligation” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Senior Indebtedness” means all of Verizon Communications Inc.’s obligations, whether presently existing or from time to time hereafter incurred, created assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

(i)

all of Verizon Communications Inc.’s obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds, commercial paper or other securities or instruments;

(ii)	all of Verizon Communications Inc.’s Finance Lease Obligations and Synthetic Lease Obligations (each as defined above);

(iii)	all of Verizon Communications Inc.’s obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit facility;

(iv)

all of Verizon Communications Inc.’s obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which the Company or any of Verizon Communications Inc.’s subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(v)

all of Verizon Communications Inc.’s payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations the Company incurred solely to act as a hedge against increases in interest rates that may occur under the terms of the Company’s other outstanding variable or floating rate indebtedness;

(vi)

all obligations of the types referred to in clauses (i) through (v) above of another person which Verizon Communications Inc. has assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise become liable for, under any agreement;

(vii)	all of Verizon Communications Inc.’s compensation and reimbursement obligations to the Trustee pursuant to certain terms of the Indenture; and

(viii)

all amendments, modifications, renewals, extensions, refinancings, replacements or refundings by Verizon Communications Inc. of any such Senior Indebtedness referred to in clauses (i) through (vii) above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced Senior Indebtedness);

provided, however, that the following shall not constitute Senior Indebtedness:

(i)	trade accounts payable and accrued liabilities arising in the ordinary course of business or

(ii)

any obligation, amendment, modification, renewal, extension, refinancing, replacement or refunding that by the terms of the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment and upon liquidation to or is equal in right of payment and upon liquidation with the Debt Securities.

The provisions of this Debt Security are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated: February 23, 2026

VERIZON COMMUNICATIONS INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. Bank Trust Company, National Association

as Trustee, Authenticating Agent and Security Registrar

By:
Authorized Signatory

Dated: February 23, 2026

(FORM OF REVERSE OF DEBT SECURITY)

This Debt Security is one of a duly authorized series of Securities of the Company, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of December 1, 2000, duly executed and delivered by the Company (as successor in interest to Verizon Global Funding Corp.) and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee (the “Trustee”), as amended and supplemented (the “Indenture”), to which Indenture reference is hereby made for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Securities. By the terms of the Indenture, the Securities are issuable in series which may vary as to amount, date of maturity, rate of interest and in other respects as in the Indenture provided. This Debt Security is one of the series designated on the face hereof (the “Debt Securities”) unlimited in aggregate principal amount.

U.S. Bank Trust Company, National Association, will initially act as Paying Agent and as Security Registrar with respect to the Debt Securities. Upon notice to the Trustee, the Company may change any Paying Agent or Security Registrar.

Beneficial interests in this global Debt Security may be held in minimum denominations of €100,000 and integral multiples of €1,000 in excess of €100,000. This global Debt Security shall be exchangeable for Debt Securities in definitive form registered in the names of persons other than the entity appointed as common depositary for Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”) or its nominee only if (i) the Common Depositary notifies the Company, Euroclear and Clearstream that it is unwilling or unable to continue as the Common Depositary and a successor Common Depositary is not appointed by Euroclear and Clearstream within 90 days, (ii) either of Euroclear or Clearstream notifies the Company at any time that it is unwilling or unable to continue as a clearing agency for the Debt Securities and a successor clearing agency is not appointed by the Company within 90 days or (iii) the Company executes and delivers to the Trustee an Officers’ Certificate that this global Debt Security shall be so exchangeable. To the extent that this global Debt Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for Debt Securities registered in such names as the Common Depositary, Euroclear or Clearstream, as applicable, shall direct the Trustee or any Security Registrar (if not the Trustee). Debt Securities represented by this global Debt Security that may be exchanged for Debt Securities in definitive form under the circumstances described in this paragraph will be exchangeable only for Debt Securities in definitive form issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess of €100,000. Debt Securities may be exchanged, upon presentation thereof for that purpose, at the office or agency of the Company in the City of New York, State of New York, for other Debt Securities of authorized denominations, and for a like aggregate principal amount and series, and upon payment of a sum sufficient to cover any tax or other governmental charge in relation thereto. Notwithstanding any other provision herein, this global Debt Security may not be transferred except as a whole by the Common Depositary to a successor or to a nominee of such Common Depositary or its successor or its successor or by a nominee of such Common Depositary to such Common Depositary or its successor or to another nominee of such Common Depositary or its successor.

In case an Event of Default with respect to the Debt Securities under sub-clause (i), (ii) or (iv) in the immediately succeeding paragraph, shall have occurred and be continuing, the principal of all of the Debt Securities and any accrued interest thereon (including, for the avoidance of doubt, any Additional Interest) may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture. Notwithstanding the foregoing, if the Company fails to perform any covenant, other than the covenant to pay interest when due or pay premium or any principal when due, neither the Trustee nor holders of the Debt Securities will be entitled to declare the principal amount of the Debt Securities and any accrued interest thereon (including, for the avoidance of doubt, any Additional Interest) immediately due and payable.

An “Event of Default” means (i) the failure to pay interest on the Debt Securities for 90 days after payment is due, taking into account any Optional Deferral Period; (ii) the failure to pay principal or any premium on the Debt Securities when due; (iii) failure to perform any other covenant relating to the Debt Securities for 90 days after notice to the Company; and (iv) certain events of bankruptcy, insolvency and reorganization specified in Sections 501(4) and 501(5) of the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Securities; provided, however, that no such supplemental indenture shall, among other things, (i) extend the fixed maturity of any Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Debt Security so affected or (ii) reduce the aforesaid percentage of Debt Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Debt Security then outstanding and affected thereby. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Securities of any series at the time outstanding, on behalf of the holders of

Securities of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any of the Securities of such series. Any such consent or waiver by the registered holder of this Debt Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Debt Security and of any Debt Security issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debt Security.

No reference herein to the Indenture and no provision of this Debt Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debt Security at the times and place and at the rate and in the money herein prescribed.

The Debt Securities are issuable as registered Debt Securities without coupons.

In connection with the calculation of interest on the Debt Security, if a Benchmark Event occurs in relation to the Original Reference Rate when any interest rate with respect to the Debt Securities remains to be determined by reference to the Original Reference Rate, the Company shall use reasonable efforts to appoint an Independent Adviser, as soon as reasonably practicable (provided that such appointment need not be made effective earlier than 30 days prior to the first date on which the Original Reference Rate is to be used to determine any interest rate), to determine a Successor Rate, or, in the absence of a Successor Rate, an Alternative Rate, and, in either case, an Adjustment Spread and any Benchmark Conforming Changes.

In making such determination, the Independent Adviser shall act in good faith and in a commercially reasonable manner as an expert. In the absence of bad faith or fraud, the Independent Adviser shall have no liability whatsoever to the Company, the Paying Agent or the holders of the Debt Securities for any determination made by it and for any advice given to the Company in connection with any determination made by the Company.

If the Independent Adviser determines in good faith that:

(i)

there is a Successor Rate, then such Successor Rate shall (subject to application of the Adjustment Spread provisions described below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Debt Securities (subject to the further operation of the provisions of this Junior Subordinate Note); or

(ii)

there is no Successor Rate but that there is an Alternative Rate, then such Alternative Rate shall (subject to the application of the Adjustment Spread provisions described below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Debt Securities (subject to the further operation of the provisions this Junior Subordinate Note).

If the Independent Adviser determines in good faith (i) that an Adjustment Spread is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) and (ii) the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Adjustment Spread shall be applied to the Successor Rate or the Alternative Rate (as the case may be) for each subsequent determination of a relevant interest rate (or a relevant component part thereof) by reference to such Successor Rate or Alternative Rate (as applicable).

If any Successor Rate, Alternative Rate or Adjustment Spread is determined in accordance with the provisions described herein and the Independent Adviser determines in good faith (A) that amendments to the terms and conditions of the Debt Securities are strictly necessary to ensure the proper operation of such Successor Rate, Alternative Rate and/or Adjustment Spread (such amendments, the “Benchmark Conforming Changes”) and (B) the terms of the Benchmark Conforming Changes, then the Company shall, subject to giving notice thereof as described below, without any requirement for the consent or approval of holders of the Debt Securities, vary the terms and conditions of the Debt Securities to give effect to such Benchmark Conforming Changes with effect from the date specified in such notice. In connection with any such variation in the terms and conditions of the Debt Securities, the Company shall comply with applicable laws and the rules of any stock exchange on which the Debt Securities are for the time being listed or admitted to trading.

The Company will promptly notify the Trustee, the Calculation Agent, the paying agent and the holders of the Debt Securities of any Successor Rate, Alternative Rate, Adjustment Spread and Benchmark Conforming Changes.

Any determination, decision or election that may be made by the Company or its designated Independent Adviser with respect to a Benchmark Discontinuation including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s or the Company’s designated Independent Adviser’s sole discretion and shall become effective without consent from the holders of the Debt Securities or any other party.

Notwithstanding any of the foregoing provisions of this Debt Security, no Successor Rate or Alternative Rate will be adopted, nor will the applicable Adjustment Spread or Benchmark Conforming Changes be applied, if and to the extent that, in the Company’s determination, the same could reasonably be expected to result in a Rating Agency Event (as defined on the reverse hereof).

If, following the occurrence of a Benchmark Event and in relation to the determination of the interest rate on the immediately following any Reset Determination Date, no Independent Adviser has been appointed, no Successor Rate or Alternative Rate (as applicable) is determined by the Independent Adviser or no Successor Rate or Alternative Rate is adopted in accordance with the provisions of this Debt Security, the Five-Year Swap Rate will continue to apply for the purpose of determining such interest rate on such Reset Determination Date and will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the Calculation Agent.

“Adjustment Spread” means either a spread (which may be positive or negative), or the formula or methodology for calculating a spread, in either case, which the Independent Adviser determines and which is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) to reduce or eliminate, to the fullest extent reasonably practicable in the circumstances, any economic prejudice or benefit (as the case may be) to holders of the Debt Securities as a result of the replacement of the Original Reference Rate with the Successor Rate or the Alternative Rate (as the case may be) and is the spread, formula or methodology which:

(i)

in the case of a Successor Rate, is formally recommended, or formally provided as an option for parties to adopt, in relation to the replacement of the Original Reference Rate with the Successor Rate by any Relevant Nominating Body;

(ii)

in the case of an Alternative Rate (or in the case of a Successor Rate where (i) above does not apply), is in customary market usage in the international debt capital markets for transactions which reference the Original Reference Rate, where such rate has been replaced by the Alternative Rate (or, as the case may be, the Successor Rate); or

(iii)

if no such recommendation or option has been made (or made available), or the Independent Adviser determines there is no such spread, formula or methodology in customary market usage, the Independent Adviser, acting in good faith, determines to be appropriate.

“Alternative Rate” means, in the absence of Successor Rate, an alternative benchmark or screen rate that the Independent Adviser determines as described herein is in customary market usage in the international debt capital markets for the purposes of determining rates of interest (or the relevant component part thereof) for a commensurate interest period (if there is such a customary market usage at such time) and in the same currency as the Debt Securities.

“Benchmark Event” means, with respect to the Original Reference Rate:

(i)	the Original Reference Rate ceasing to be published for a period of at least five Business Days or ceasing to exist;

(ii)

the later of (a) the making of a public statement by the administrator of the Original Reference Rate that it will, on or before a specified date, cease publishing the Original Reference Rate permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of the Original Reference Rate) and (b) the date falling six months prior to the specified date referred to in (ii)(a);

(iii)	the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate has been permanently or indefinitely discontinued;

(iv)

the later of (a) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate will, on or before a specified date, be permanently or indefinitely discontinued and (b) the date falling six months prior to the specified date referred to in (iv)(a);

(v)

the making of a public statement by the supervisor of the administrator of the Original Reference Rate that means the Original Reference Rate will be prohibited from being used or that its use will be subject to restrictions or adverse consequences, in each case within the following six months;

(vi)

it has, or will prior to the next Reset Determination Date, become unlawful for the Company, the party responsible for determining the interest rate (being the Calculation Agent) or any paying agent to calculate any payment due to be made to any holder of a Debt Security using the Original Reference Rate (including, without limitation, under Regulation (EU) 2016/1011 (the “Benchmarks Regulation”), if applicable);

(vii)

that a decision to withdraw the authorization or registration pursuant to Article 35 of the Benchmarks Regulation of any benchmark administrator previously authorized to publish such Original Reference Rate has been adopted; or

(viii)

the making of a public statement by the supervisor of the administrator of the Original Reference Rate that, in the view of such supervisor, such Original Reference Rate is no longer representative of an underlying market or its methodology has materially changed.

“Independent Adviser” means an independent financial institution of international repute or an independent adviser of recognized standing with appropriate expertise, appointed by the Company at its own expense as described herein.

“Original Reference Rate” means the Five-Year Swap Rate or any component part thereof.

“Relevant Nominating Body” means, in respect of a benchmark or screen rate (as applicable):

(i)

the central bank for the currency to which the benchmark or screen rate (as applicable) relates, or any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable); or

(ii)

any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (a) the central bank for the currency to which the benchmark or screen rate (as applicable) relates, (b) any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable), (c) a group of the aforementioned central banks or other supervisory authorities or (d) the Financial Stability Board or any part thereof.

“Successor Rate” means a successor to or replacement of the Original Reference Rate that is formally recommended by any Relevant Nominating Body. If, following a Benchmark Event, more than one successor or replacement rates are recommended by any Relevant Nominating Body, the Independent Adviser will determine, among those successor or replacement rates, the one that is the most appropriate, taking into consideration, without limitation, the particular features of the Debt Securities.

All payments of principal, interest and premium (if any) in respect of the Debt Securities by the Company or a Paying Agent on the Company’s behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges imposed by any governmental authority having the power to tax (“Taxes”), unless the withholding or deduction of such Taxes is required by law. If any Taxes are so imposed by or on behalf of the United States or any political subdivision thereof or any authority therein, the Company shall pay to a holder that is a Non-U.S. Person (as defined below) such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable for or on account of:

(i)

any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such Debt Security) between the holder or the beneficial owner of such Debt Security and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;

(ii)

any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such Debt Security being or having been for U.S. federal income tax purposes a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;

(iii)	any Tax that is payable other than by withholding or deduction by the Company or a Paying Agent from payments in respect of such Debt Security;

(iv)	any gift, estate, inheritance, sales, transfer, value added, personal property, excise or similar Tax;

(v)

any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later;

(vi)

any Tax that would not have been imposed, withheld or deducted but for the presentation of such Debt Security for payment more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such Debt Security for payment on the last date of such period of 30 days;

(vii)

any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Debt Security to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;

(viii)

any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner (or any financial institution or other person through which the holder or beneficial owner holds any Debt Securities) to comply with any certification, information, identification, documentation or other reporting requirements with respect to itself or any beneficial owner or account holders thereof;

(ix)

any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Debt Security to meet the requirements relating to the portfolio interest exemption (including the statement requirements) of Section 871(h) or Section 881(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

(x)

any Tax imposed by the Foreign Account Tax Compliance Act (“FATCA”) pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or

(xi)	any combination of items (i)-(x).

For purposes of clauses (i)-(xi) above, references to the holder or beneficial owner of a Debt Security include a fiduciary, settlor, beneficiary or person holding power over such holder or beneficial owner, if such holder or beneficial owner is an estate or trust, or a partner, member or shareholder of such holder or beneficial owner, if such holder or beneficial owner is a partnership, limited liability company or corporation. In addition, the Company will not pay additional amounts to the holder of a Debt Security if such holder or the beneficial owner of such Debt Security is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or if the holder of such Debt Security is not the sole beneficial owner of such Debt Security, as the case may be, to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficiary, partner or member of the partnership, limited liability company or other fiscally transparent entity, or a beneficial owner would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of subparagraphs (i)-(xi) above and the paragraph immediately preceding subparagraph (i), the term “Non-U.S. Person” means any person that is, for U.S. federal income tax purposes, a foreign corporation, nonresident alien individual, a nonresident fiduciary of a foreign estate or foreign trust or a foreign partnership one or more of the partners of which is such a foreign corporation, nonresident alien individual or nonresident fiduciary.

The Debt Securities may be redeemed at the Company’s option, in whole, but not in part, at any time on giving not less than 10 nor more than 90 days’ notice to the holders given as provided in the Indenture, at a redemption price equal to 100% of the principal amount of the Debt Securities being redeemed, plus accrued and unpaid interest on the principal amount of the Debt Securities being redeemed to, but excluding, the date of redemption, if:

(i)

the Company has or will become obliged to pay additional amounts with respect to the Debt Securities as provided or referred to in subparagraphs (i)-(xi) above and each paragraph immediately preceding and immediately following such subparagraphs as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after the issue date of such Debt Securities; or

(ii)

on or after the issue date of such Debt Securities, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in clause (i) above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation is officially proposed, which, in any such case, will result in a material probability that the Company will become obliged to pay additional amounts with respect to the Debt Securities; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall have delivered to the Trustee a certificate signed by one of the Company’s officers stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have occurred and a copy of an opinion of a reputable independent counsel of the Company’s choosing to that effect based on that statement of facts. However, no such notice of redemption shall be given less than 10 nor more than 90 days prior to the earliest date on which the Company would be obliged to pay such additional amounts if a payment in respect of the Debt Securities were then due.

The Debt Securities may be redeemed at the Company’s option, in whole, but not in part, at any time on giving not less than 10 nor more than 60 days’ notice to the holders given as provided in the Indenture, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to 100% of the principal amount of the Debt Securities (i) on any day during the period commencing on and including May 17, 2032 (the date that is 90 days prior to the First Reset Date) (the “First Par Call Date”) and ending on and including the First Reset Date (such period, the “First Par Call Period”), and (ii) on any interest payment date after the First Reset Date; plus, in either case, accrued and unpaid interest thereon (including, for the avoidance of doubt, any arrears of interest, including additional interest, outstanding on the date of redemption (such arrears of interest, “Additional Interest”)) to, but excluding, the redemption date (any such date, together with each date in the First Par Call Period, a “Par Call Date”).

The Debt Securities may be redeemed at the Company’s option, in whole, but not in part, at any time on giving not less than 10 nor more than 60 days’ notice to the holders given as provided in the Indenture, at a “make-whole” redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100% of the principal amount of the Debt Securities being redeemed, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Debt Securities (exclusive of such interest accrued to the date of redemption and any Additional Interest), assuming for such purpose that the Debt Securities matured on the next succeeding Par Call Date, discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus 30 basis points, plus, in each case, accrued and unpaid interest thereon (including for the avoidance of doubt, any Additional Interest) to, but excluding, the redemption date.

The Debt Securities may be redeemed at the Company’s option, in whole, but not in part, at any time on giving not less than 10 nor more than 60 days’ notice to the holders given as provided in the Indenture, in whole, but not in part, at any time following the occurrence of either a Tax Deductibility Event (as defined below) or a Rating Agency Event (as defined below) at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to (i) 101% of the principal amount of the Debt Securities, if the redemption date is prior to the First Par Call Date, or (ii) 100% of the principal amount of the Debt Securities, if the redemption date is on or after the First Par Call Date, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date (including, for the avoidance of doubt, any Additional Interest) .

The Debt Securities may be redeemed at the Company’s option, in whole, but not in part, at any time on giving not less than 10 nor more than 60 days’ notice to the holders given as provided in the Indenture, at a redemption price equal to 100% of the principal amount of the Debt Securities being redeemed, plus accrued and unpaid interest on the principal amount of the Debt Securities to, but excluding, the date of redemption (including, for the avoidance of doubt, any Additional Interest), if prior to the redemption date the Company has repurchased Debt Securities equal to or in excess of 75% of the initial aggregate principal amount of Debt Securities issued.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding any provision elsewhere in this global Debt Security or the Indenture to the contrary, installments of interest on the Debt Securities that are due and payable on any interest payment date falling on or prior to a redemption date will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the Debt Securities hereunder and the Indenture, except that, if the redemption date for any Debt Securities falls on any day during an Optional Deferral Period, accrued and unpaid interest on the Debt Securities to be redeemed will be paid on such redemption date to the persons entitled to receive the redemption price of the Debt Securities. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period, will not be deemed to fall on a day during such Optional Deferral Period.

In addition, the Company may, at any time, purchase all or some of the Debt Securities by tender, in the open market or by private agreement, subject to applicable law.

“Comparable Government Bond” means the Federal Republic of Germany government security or securities selected by one of the Reference Government Bond Dealers appointed by the Company as having an actual or interpolated maturity comparable with the remaining term of this Debt Security to the next succeeding Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a maturity comparable to the remaining term of this Debt Security to the next succeeding Par Call Date.

“Comparable Government Bond Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (B) if the Redemption Calculation Agent obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

The “Comparable Government Bond Rate” will be determined on the third Business Day preceding the redemption date and means, with respect to any date of redemption, the rate per annum equal to the yield to maturity calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond, assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such date of redemption.

“Rating Agency Event” means as of any date, a change, clarification, or amendment in the methodology in assigning equity credit to securities such as Debt Securities published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, a “rating agency”), (a) as such methodology was in effect on the issue date of such Debt Securities, in the case of any rating agency that published a rating for the Company as of the issue date of such Debt Securities, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Company, in the case of any rating agency that first publishes a rating for the Company after the issue date of such Debt Securities (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Debt Securities by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Debt Securities as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Debt Securities by such rating agency had the current methodology not been changed. The Trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.

“Redemption Calculation Agent” means, for purposes of the make-whole redemption price only, an independent investment banking or commercial banking institution of international standing appointed by the Company.

“Reference Government Bond Dealer” means each of five banks selected by the Company, which are (A) primary European government securities dealers, and their respective successors, or (B) market makers in pricing corporate bond issues.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by the Redemption Calculation Agent, of the bid and offered prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) at 11:00 a.m., Central European Time (CET), on the third Business Day preceding such date for redemption quoted in writing to the Redemption Calculation Agent by such Reference Government Bond Dealer.

“Tax Deductibility Event” means the Company has received an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with an audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debt Securities, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known, in each case after the issue date of such Debt

Securities, there is more than an insubstantial risk that interest payable by the Company on the Debt Securities is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes. The Trustee shall not be charged with knowledge of whether a Tax Deductibility Event has occurred.

Each holder and beneficial owner of the Debt Securities will, by accepting the Debt Securities or a beneficial interest therein, be deemed to have agreed that the holder or beneficial owner intends that the Debt Securities constitute indebtedness of the Company and will treat the Debt Security as the Company’s indebtedness for U.S. federal, state and local tax purposes.

As provided in the Indenture and subject to certain limitations therein set forth, this Debt Security is transferable by the registered holder hereof on the Security Register of the Company, upon surrender of this Debt Security for registration of transfer at the office or agency of the Company in the City of New York, State of New York, accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Security Registrar duly executed by the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debt Securities of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Debt Security, the Company, the Trustee, any Paying Agent and any Security Registrar for the Debt Securities may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Debt Security shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar for the Debt Securities) for the purpose of receiving payment of or on account of the principal hereof and (subject to Section 310 of the Indenture) interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any Paying Agent nor any Security Registrar for the Debt Securities shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of, or the interest on, this Debt Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Common Depositary by acceptance of this global Debt Security agrees that it will not sell, assign, transfer or otherwise convey any beneficial interest in this global Debt Security unless such beneficial interest is in an amount equal to an authorized denomination for Debt Securities of this series.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Indenture.